Chico's FAS, Inc.	CHS	Q1 2018 Earnings Call	May 30, 2018
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Lorraine Corrine Hutchinson – Analyst, Bank of America Merrill Lynch
Pamela Mia Quintiliano – Analyst, SunTrust Robinson Humphrey, Inc.
Julie J. Kim – Analyst, Nomura/Instinet
Jennifer Davis – Analyst, Citigroup Global Markets, Inc.
Tiffany Kanaga – Analyst, Deutsche Bank Securities, Inc.
Marni Shapiro – Analyst, The Retail Tracker
Edward J. Yruma – Analyst, KeyBanc Capital Markets, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Chico’s FAS, Inc.’s Q1 2018 earnings call and webcast. All participants will be in listen-only mode. After today’s presentation, there will be an opportunity to ask questions.

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations, Public Relations and Corporate Communications. Please go ahead, ma’am.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thanks, Rocco. And good morning, everyone. Welcome to the Chico’s FAS first quarter 2018 earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer. Our earnings release issued today can be found on our website at www.chicosfas.com, under Investor Relations Press Releases.

Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements.

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Chico's FAS, Inc.	CHS	Q1 2018 Earnings Call	May 30, 2018
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Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning in our SEC filings and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call, except as may be otherwise required by law.

And with that, I will turn it over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Julie. Good morning, everyone. Before we talk about the quarter, I want to give you a brief update on the considerable progress we are making in our development of new sales channel. We’ve recently launched ShopRunner, our first segment aired on QVC and we are now up and running on Amazon.com. These partnerships are in addition to cruise ship and airport, which we previously announced.

Overall, we are pleased with the initial response to this new channel. We will talk more about that later in the call. But we have seen an improvement in customer acquisition, which is a positive indicator of our multi-channel growth strategy.

That said, we had a challenging first quarter, which did not meet our expectations. Early in the period, we experienced a decline in customer traffic trends across the brand. The lower traffic was the result of both internal and external factors and was the primary driver of our first quarter earnings and comp sales results.

From an internal perspective, in both Chico’s and White House Black Market, we have determined that we did not flow enough newness into our assortments to attract demand and offset planned calendar shifts. While we’ve remained confident in our strategy to allow our new merchandise deliveries to live longer on the sales floor, we’ve learned that we need more robust and more frequent capsules of new merchandise to supplement the existing floor sets, which will be reflected in future quarters.

In addition, based on an independent third-party analysis, we know that the unseasonably cold and snowy weather had an adverse impact on our overall business. We also experienced certain vendor execution issues and delivery delays at the Chico’s brand that negatively impacted sales. The vendor issues have been resolved, and we do not anticipate any further disruptions to our business on that front.

To mitigate these factors, we leveraged our strong inventory management capabilities and utilized targeted promotions to drive higher units per transaction and improved shopper conversion, which increased year-over-year across the company. As a result of these actions, we successfully moved through inventory and entered the second quarter in a clean position.

Although our e-comm business was also impacted by soft traffic, we saw sales grow year-over-year in that channel. E-comm is a consistent and healthy growth channel for us and is accretive to our overall business.

Turning now to results by brand. At Chico’s, while the merchandise has improved and our fully integrated brand campaign appears to be building customer consideration, these initiatives have not yet matured enough to drive increased sales. Our mitigating strategy to offset the traffic decline helped in some areas. For example, we saw a nice increase in conversion in units per transaction

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Chico's FAS, Inc.	CHS	Q1 2018 Earnings Call	May 30, 2018
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with dresses, tees, skirts and Travelers as key drivers. Pants, including denim and jewelry, continue to be works in progress and we believe we have made the appropriate adjustments to the fall deliveries, to see improved results, similar to when we reinvented our jacket business.

As an extension to the brand, Chico’s recently introduced a new home collection online, leveraging its beautiful artisanal prints and bold colors. With this initial test, we’re offering a selection of table top items along with frames, accessories, and an expanded assortment of gifts. We are also rolling out this collection to select stores in time for the fall season and look forward to updating you on results next quarter.

Turning to White House Black Market, the team is making good progress in both operational and merchandise improvements, as they incorporate learnings from the Chico’s brand. Comparable sales trend improved, despite the difficult traffic. Sourcing, leverage and inventory management resulted in significant improvement in merchandise margins in the quarter. We are starting to see green shoots where the customer is responding favorably to key items that the team has been addressing, such as improved polished wear-to-work assortment and a higher penetration of black and white.

Categories driving improvement at White House Black Market include polished jackets, skirts, dress pants, and sweaters. The wear-to-work customers are assimilating at a much faster rate than the casual customer. This is a good sign and in-line with our strategy to focus first on polished wear-to-work assortment. Our research has shown that these items serve as a gateway for other purchases.

Opportunities are primarily in the polished casual area, where the customer is underserved and looks for more versatility than what we’ve offered, including items that will flex between dress up and dress down. The White House Black Market merchandise assortment continues to evolve and we are optimistic that our fall deliveries will be stronger and more in line with our customers’ needs.

Moving to Soma. We anticipated challenging first quarter, as we did not anniversary the launch of our updated Vanishing Back bra. As you remember, it was the most successful bra launch in Soma history. In addition, while our overall foundation business and Cool Nights sleepwear performed to expectation, our loungewear continues to be difficult.

We’re on track to deliver a full refresh of our loungewear in the fall and have other exciting initiatives that we believe will drive stronger sales trends for the brand, specifically in early June, we will launch Enbliss, a new and innovative bra that has received excellent customer response throughout the testing phase. Enbliss offer structure, but is lighter and more comfortable. We will support the launch with a fully integrated, comprehensive marketing campaign.

Another exciting initiative for Soma is our new relationship with the multiplatform retailer, QVC. Soma successfully debuted on QVC on May 5th with the Vanishing Back bra and the Vanishing Edge panty, both of which sold out in a matter of minutes. This first event also drove increased awareness and strong customer traffic into our stores and into our website. We’ve already planned for additional QVC segments this year, featuring products from our Vanishing, Embraceable and Cool Nights collection. We believe that Soma’s merchandise is improving and with our exciting new initiatives, we are on track for stronger top line growth in the back half of the year.

Turning to updates on our other strategic initiatives across the organization. In special sizes, petites continue to be strong and generated approximately $4 million in incremental sales for Chico’s and White House Black Market in the quarter. In addition, we saw positive results from our Chico’s brand online test of extended or plus sizes, which includes sizes 3.5, 4, and 4.5, expanding our conventional size range to the equivalent of 0 to 22. Given these positive results, we are pleased to announce that we are rolling our extended, plus size range to approximately 150 Chico’s stores.

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Chico's FAS, Inc.	CHS	Q1 2018 Earnings Call	May 30, 2018
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Next, we’re continuing our journey to become a fully-integrated omni-platform retailer. In stores, where we have fully converted to the new enhanced locate tool, we’re seeing a 50% increase in customer orders. Our locate tool enables us to ship merchandise from an in-store order directly to the customer, either from our distribution center or through another store. We are on track to roll out endless aisle, beginning in August. This enhancement will leverage our shared inventory and fully enable connectivity to our inventory management system for purchases online and shipped from store. This improvement advances our goal to utilize our store fleet as a sales center, a return center, and a distribution center for our customers.

Another development in omni is our recent launch of Shop the Look, which enriches the customer experience. We’re leveraging our base photography and through a one-click Shop the Look button, our customer gets a quick view of an outfit and can immediately add any or all items to the shopping cart. We’re testing this functionality with over 400 outfits across all brands with mobile and desktop capability.

Our investments in technology are focused on creating a seamless and amazing customer experience, whether online or in our stores, with access to our merchandise wherever, however, and whenever she wants. While these initiatives are in the development and test phase, we’re making solid progress and we will keep you updated.

Establishing new sales channels that meet our customers at their choice of venue and introduce us to new customers is another important step we’re taking to drive sustainability and profitable growth in today’s retail reality.

I talked about Soma and QVC earlier. In addition, ShopRunner successfully launched at the end of March for all brands and we have already exceeded our initial sales plan for the year. Since the launch, we have generated over $20 million in sales through ShopRunner. Our average order value is roughly 30% higher than non-ShopRunner orders.

In airport, we have signed a definitive agreement with Stellar Partners for our brands to be represented in domestic airports. We’re excited to announce that our first location will be in the Philadelphia International Airport. We anticipate this location will be up and running by January of 2019. The store will offer a mix of Chico’s, White House Black Market, and Soma products in a single space.

Our Chicosofftherack.com business continues to perform above our expectations, with healthy margins and units per transaction. This fall, we plan to open five new Off The Rack stores, which would bring our total to nine stores by the end of the year.

And finally, we’ve launched our Chico’s brand on Amazon.com. Chico’s FAS is one of the very few vertically integrated apparel specialty retail partners with Prime eligibility, which is a testament to the uniqueness of our merchandise and growth potential. Under the agreement with Amazon, we will maintain control over marketing, pricing, and promotions and the customer has the ability to return directly to Amazon or any one of our Chico’s boutiques. Although it’s too early for meaningful results, at this point, we’re on plan and look forward to talking more about this initiative in future calls.

We’re thrilled with our new channels and partnerships. We believe the positive consumer response shows that our omni-channel strategy is working and should support improved sales, increased introduction to new customers and a stronger competitive position in this dynamic retail environment.

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Chico's FAS, Inc.	CHS	Q1 2018 Earnings Call	May 30, 2018
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In conclusion, we remain confident in the broad actions we’re taking. We’re learning and we’re moving quickly to adjust our strategies as needed in response to customer reactions. We’re forward thinking and innovative in partnering with companies that can support our multichannel strategy and meet our customer wherever she chooses. We want to present her with new and refreshed apparel and accessories through a variety of channels for ultimate accessibility. We’re confident in our future and we continue to implement strategies that best position our business and brands for the long term.

Now, I’ll turn the call over to Todd for more details on our financial results.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Shelley, and good morning, everyone. As Shelley mentioned, while we made meaningful progress on our long-term initiatives, we did have a challenging start to the year, reporting first quarter earnings of $0.23 per share. Net sales and comps were below our expectations due to a decline in customer traffic and transactions, resulting from both internal and external factors.

Our third-party analysis showed that the impact of adverse weather on our sales in the quarter was approximately 2 percentage points. We took action and increased promotional activity across the brands and we did see an improvement in trends, but not enough to get us back to our anticipated levels.

We successfully cleared through our spring inventory, however, and ended the quarter with clean inventory, down 7.3% compared to last year, reflecting continued tight inventory management. We achieved a 70 basis point improvement in merchandise margin for the quarter. Overall, gross margin de-leveraged 30 basis points, mostly due to the implementation and launch of a new expedited shipping program to support ShopRunner. We have completed the implementation of a new capability and service provider that will normalize our shipping costs going forward.

Moving to SG&A expenses, first quarter SG&A was in line with expectations, increasing $3.9 million, or up 2.1% to last year reflecting planned investments in both marketing and technology. As we have previously discussed, we continue to anticipate additional opportunities to grow merchandise margin this year. We are in a better position to leverage fabric positioning across the brands and to further consolidate our vendor list through our shared services model. We are making progress and saw a decline in average unit cost in the first quarter, which continued last year’s favorable trend.

Our balance sheet remains strong and we ended the quarter with $255 million in cash and short-term investments and $65 million in debt. First quarter capital expenditures totaled $10 million, mostly comprised of investments in existing stores and technology. For the year, we anticipate capital expenditures of approximately $60 million to $70 million.

In the first quarter, we closed nine stores and we’re on track to close a total of approximately 40 to 50 stores this year, while taking advantage of select short-term lease extensions where possible. We continue to actively pursue opportunities to enhance our portfolio and negotiate more favorable terms.

Next, I’ll update you on our financial outlook for the second quarter and full year. At this time, we are planning for second quarter trends to improve modestly compared to the first quarter. This is typically a clearance period where we close out the spring season and flow less new product. With

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this in mind, we expect second quarter net sales to be down in the mid-to-high single-digit range and comparable sales to be down in the low-to-mid single-digit range compared to last year.

Also compared to last year, we expect solid growth in merchandise margin, offset by deleverage in fixed costs with anticipated gross margin rate to be approximately flat. We anticipate SG&A dollars to be up slightly as we continue to invest in marketing and technology.

As we laid out at the beginning of the year, we continue to expect improved second half performance as White House Black Market and Soma deliver merchandise influenced by our new Brand Presidents and the Chico’s brand refresh continues with its bold themed marketing campaign, offering a great assortment of new fall product.

Our second half outlook is very similar to the full year outlook we provided last quarter. As such, for the full year compared to last year, we expect net sales to be down in the mid single-digit range, excluding the impact of the 53rd week and we anticipate comparable sales to be down in the low-to-mid single digit range. We expect gross margin rate expansion to be in the range of 50 basis points to 75 basis points and we anticipate SG&A dollars to be approximately flat.

Now, I’ll turn the call back over to Julie for Q&A.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. At this time, we would be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question. So, I’ll turn the call back over to Rocco to proceed.

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Chico's FAS, Inc.	CHS	Q1 2018 Earnings Call	May 30, 2018
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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the Q&A session. [Operator Instructions] And today’s first question comes from Susan Anderson of B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Thanks for taking my questions. On the gross margin front, wanted to ask on the merch margin, did it come in where you expected or was that also a bit light, given you had to clear through some product and then on the shipping costs, was this planned or did this pressure gross margin more than expected in the first quarter and it sounds like that’s pretty much transitioned but is there going to be any impact in second quarter or is it complete?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Hey, Susan. The gross margin within merchandise margin, we mentioned with February results being what they were, we intentionally worked to clear through our inventory, something we always do. And as we did that, we had to be more promotional to make sure that we did get clean on our inventory. And as a result of that, yes, average unit retail and merchandise margin was a bit lower than what we had been planning for.

We did still get good savings off of our sourcing initiatives. Though average unit cost was down as planned, and that’s a great thing. But it did end up merchandise margin being a little bit lower than we expected and therefore, gross margin being a little lower than what we had expected.

You mentioned the shipping. So, this was related to the launch of ShopRunner. I would say, generally, we did expect pressure in the second quarter, as we were just in the process of launching a new service provider, and more efficient shipping on that process. And as we go into second quarter, yes, we think we’ve done everything to address that and we would expect that to not be an issue for us going forward.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Got it. That’s helpful.

<A – Todd Vogensen – Chico’s FAS, Inc.>: The ShopRunner program has very definitely been ahead of our expectations in terms of volume. We’ve been very happy with that partnership and certainly off to a good start.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Okay. Great. Thanks.

Operator: And today’s next question comes from Lorraine Hutchinson with Bank of America. Please go ahead.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thank you, good morning. Todd, I was just wondering if that $30 million to $40 million of average unit costs or sourcing benefits is still in your plan? And then, also if you could just expand a bit upon the vendor issues that you had at Chico’s and your confidence in those being behind us.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So first on the average unit cost, yes, that is still absolutely something that is baked into the plan. We are seeing great progress, which is a part of that operating efficiency focused area that we had talked about and have been talking about for quite a while. So, that $30 million to $40 million of sourcing savings was something we had identified a couple of years ago and put all of those plans in place, still trending exactly towards that benefit.

In terms of the vendor issues, it really was an accumulation of a lot of different issues that came up over the course of the quarter. We do have very strong relationships with our vendors. So, we have

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worked through it. A variety of things, probably most important being delivery timing issues that we’ve been able to put together plans in place with our vendors and feel much more confident about going forward.

Going back to one of the things we’ve been talking about, we have been focusing very much on those key vendors that make a true difference to us, and making sure that we are consolidating to those vendors that we can have the strong partnerships with and we have absolutely seen that. As things have come up, we do work with those vendors hence and it is resulting in and resolving any issues that come up.

<A – Shelley Broader – Chico’s FAS, Inc.>: We just hosted a dozen or so of our top vendors here in Fort Myers for a vendor conference just about three weeks ago and we continue to focus not only on AUC and AUC done the right way, meaning from the design, elements and sourcing at the very beginning, not AUC done at the end of the process, to dump down the garment. And very much as Todd and I’ve been talking about for the last few years, really working that shared services model. So, where do Chico’s, Soma and White House benefit from positioning fabric together, from booking factories together and from consolidating vendor partnerships, but we can be a very meaningful piece of their business to enhance our negotiation powers.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: And our next question today comes from Pamela Quintiliano of SunTrust. Please go ahead.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Great. Thanks so much for taking my questions, guys. The first one I have for you is, if you could just talk about what you’re seeing from a traffic perspective quarter-to-date as the weather has normalized? And then, you also mentioned more frequent capsules and flowing in newness more often. Can you talk to us about the timing of that?

And then, the last question is just regarding your full year outlook, if you dig a bit more into the fiscal guidance, looking at the recent learnings from across divisions, but really Chico’s and White House, what’s the biggest change relative to the prior expectations for you? Thanks so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. You bet. Thanks, Pam. I’ll start with traffic quarter-to-date and I think it’s fair to say that weather, among other things, has just plain been very volatile this quarter. We do see a number of the other opportunities that we had talked about really played out through the course of the quarter. So, as we’re going into May and forward, yes, we would expect that weather issue to abate. That’s part of us looking towards the overall comp trend to improve modestly as we do go into the second quarter and then into the second half.

In terms of the capsules, one of the big things for us that we’ve done and we’ve talked about a fair amount, is to adjust the timing of our floor set shifts to really align with the timing of when our customer is shopping to make sure that we are allowing goods to live at full price longer on the floor, and seeing that that absolutely was the right decision, we’ve had really positive results up-to-date on those shifts.

This quarter, we just had some, oh, plans or flows that we normally would have built in that didn’t have the same impact as it has in the past. So, that’s a learning as we wrap around, but I’d also say the impact of those floor set changes, we tend to get to the point of just wrapping around on them at this point. So, there is just not as much direct impact and it’s more about improving any learnings we had as we go through them.

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<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. Showing the customer newness, Pam, I think that, as Todd said, the analysis that we did on full price garments living longer on the sales floor has proven to be very true and add a tremendous amount of value. As we’ve now cycled through that, we see the spots in the calendar where we had previous floor sets where our appearance of newness to the customer is just not strong enough and that’s where we’re starting to drop those capsules in.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And I think your last question was around the full-year outlook and what does give us confidence in the improving trend. Fair to say, we had a lot of things in the course of Q1 that we could say were confined to Q1 or that we could put a box around, one of which was weather, the vendor delays, the floor set timing issues, that will not be ongoing through the year.

Now, we also realized in second quarter that we’re part of a season that very much continues through the second quarter, and that relationship between second quarter and first quarter is traditionally very strong. So, we didn’t want to get ahead of ourselves, but again, a lot of the things that popped up in Q1 are not things that impact our second half and the things that were positive for us, do. So, as we look at locate and ShopRunner, those are things that, if anything, get stronger as we go through the year. So, we have a lot of confidence in those extended sizes. So, we do continue to roll out petites as we’ve looked at that product positioning, customer experience and see her responding.

Also, on the other side of the spectrum, especially for Chico’s, as we’ve done our testing online that extended sizes where we are going to the size 3.5 and 4s, she’s responding to very well and we’re going to be expanding that to about 150 stores. So, that’s just one more thing that does give us confidence as we go into the second half and a little bit of tailwind that might not have been there earlier in the year.

<A – Shelley Broader – Chico’s FAS, Inc.>: And just another more subjective piece is time in the chair for two of the three of our Brand Presidents, right. So, both at Soma and at White House Black Market, we’ve got relatively, if not very new Brand Presidents, so additional time in that chair, we’re already seeing just great impact from both Mary and David.

<Q – Pam Quintiliano – SunTrust Robinson Humphrey, Inc.>: Okay. Thanks so much. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thanks, Pam.

Operator: And our next question today comes from Simeon Siegel of Nomura/Instinent. Please go ahead.

<Q – Julie Kim – Nomura/Instinet>: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Could you just give color on the performance of your full price stores versus outlets across the different concepts, whether you’ve seen a diversions of trends there and how you’re thinking about the outlet channel going forward? And secondly, following up on your ShopRunner partnership, have we seen any overlap with our own e-comm channel and are you seeing new customers there or is it just increased spend from current customers? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you, Julie. So first, full price versus outlet and I would say overall similar trends for very different reasons. With the outlet channel, we are doing things to really spur demand. You heard about offtherack.com (sic) [Chicosofftherack.com], which is a new offering for us and seeing good results that are above plan on that. And then we are

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launching Off The Rack stores. Those are stores that are in geographies that are much more value-based, that don’t necessarily impact our full price stores. I’d say they’re more isolated in that regard.

And so, that allows us to generate that extra revenue and that has been very positive for us. At the same time, full price stores, you can tell from our results, have been what they’ve been. And so, the two of those things tend to balance out each other, and lead to fairly consistent result.

In terms of ShopRunner, the one thing that we’ve been particularly pleased with at ShopRunner – and I will take a step back first. One of the things that appealed to us about ShopRunner is we did our third-party analysis of our file versus the ShopRunner file. It was shocking how much opportunity there was in terms of customers that did not overlap. It actually was fairly low number of customers that did overlap.

So, not surprisingly, as we’ve gotten through it, we are seeing a healthy amount of new customers coming into the file. And as we said before, new customers coming into the file is a leading indicator of our sales and really critical for that brand positioning as we go forward. So, we have been quite pleased about just the general new customer trend and also the way to build that new customer awareness and consideration going forward.

<A – Shelley Broader – Chico’s FAS, Inc.>: As you look at our alternative channel strategy, it still is in many ways for Chico’s FAS about that intersection of digital and physical and we are very committed to our store fleet. And we know that our unique way of servicing customers, our Most Amazing Personal Service, that’s built on decades worth of customer-specific data, can provide a unique experience in store that other retailers can’t replicate.

When you combine that with the opportunity of having new customers coming into that file, and the kind of digital enhancements around outfitting, around Shop the Look, that we’re bringing. The fact that we can locate items not only from our distribution center, but from all of our boutiques later in the summer. We’re really focusing on that intersection of digital and physical. So, partners like QVC, like ShopRunner, like Amazon give us not only great functionality but an inflow of new customers that otherwise may not be introduced to our brands.

<Q – Julie Kim – Nomura/Instinet>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: And our next question today comes from Paul Lejuez of Citi. Please go ahead.

<Q – Jen Davis – Citigroup Global Markets, Inc.>: Hey, guys. It’s Jen on for Paul. Good morning. Just had a quick question on Soma comps. Wondering if you could talk about that by class of stores? And then, anything new you could share on sales transfer rate? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. For Soma, we talked about that we are wrapping around on a very big launch from last year – probably the biggest ever for Soma. So, that was always going to be a tough compare. Also, from a category perspective, loungewear was just not performing to where we would expect. And so, what that means is, those are not issues that are particular to one class of store, and so relatively we saw a fairly consistent performance across our store base and that really was because those issues are – those issues were consistent across our stores.

And your second question was sales transfer rate. So, we talked about for a few quarters that our sales transfer rate, as we’ve gotten much further into our store optimization program, is really ending up being fairly bifurcated, stores that are very remote, not surprisingly, don’t have very much

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sales transfer. Stores that are in more suburban locations do very well off of sales transfer. And so, we are getting a pretty good mix of both.

And last time we had updated with – total number was at our last Analyst Day. And so, as we get further into the program, we’ll look to update it, but at this point, we just want to watch and learn, just a little bit more.

<Q – Jen Davis – Citigroup Global Markets, Inc.>: All right. Great. Thanks and best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: And our next question today comes from Paul Trussell, Deutsche Bank. Please go ahead.

<Q – Tiffany Kanaga – Deutsche Bank Securities, Inc.>: Hi. This is Tiffany Kanaga on for Paul Trussell. Thanks for taking our questions. You touched on it with the ShopRunner comments, but would you talk about what you know about the demographics of the new customers that you are acquiring across your new sales channels and also how these shoppers compare to your base in terms of basket size, units per transaction, and other key metrics? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, we are – we targeted a certain customer, I think, as much as anything from a behavioral perspective as we did go into these new channels. And so, that may play out in terms of demographics, but really what we see is as being critical is, the behavioral characteristics for somebody that should be the core customer for Chico’s, for White House, for Soma and it’s early, but we are seeing signs that that is what we’re getting.

Our assimilation rate is something we pay a lot of attention to, which is effectively when you make that purchase, do you come back for a second purchase within 90 days. We are very early in that process, so I don’t want to get too far ahead of myself, but initial trends that we are seeing is these are strong programs that are bringing in the new customers that we want. And in terms – go ahead.

<A – Shelley Broader – Chico’s FAS, Inc.>: No, I was going to say we were very targeted on who our partners were and looking at that customer overlap and looking at the demographic and we’ve had very good early results with ShopRunner, but again being so early, our detailed analysis of that customer other than knowing whether we have customer overlap and the fact that they’ve gotten increased spend for us, those results will be down the pike a bit.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And you did ask about overall spend for those new customers, it’s up. So, our new spend for the customers using ShopRunner is up about 30% – actually a little more than 30%, compared to our overall transaction size. So that, again, leads to a good indicator of the overall health of those customers.

<Q – Tiffany Kanaga – Deutsche Bank Securities, Inc.>: Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you.

Operator: [Operator Instructions] Today’s next question comes from Marni Shapiro, Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hi, everybody. If you could talk a little bit just about Chico’s, because it sounds like, if I’m hearing this right, this is really more of a traffic issue and maybe holding on to the marking around the Bold campaign. Did she actually like the product that was there? Did it sell through well and at least close to expectations, given the traffic as a mitigating factor there?

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And can you dive in a little bit about the results online versus in-store? Was it very different between the two? And then finally, I’m noticing some more Soma product in Chico’s stores than I used to, is this something you’re going to continue to do go forward?

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, I’ll start and let Todd come in. So, as we talked about last year, sort of sharpening the brand’s edges and repositioning the brand and making sure we were hitting our targeted customer. Diane and team have done, I think, an excellent job on product and as we’ve read in many of your reports, that the product looks extremely good and very on-brand and she has been responding. And part of that was that full retail unit sales number that we can see. As she has been responding very well to the product, we just need to drive continued traffic through those outlets and through the stores, without a doubt.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And with that, to your point, we are continuing to be committed to that marketing campaign around the Bold-theme campaign. It is doing what we want from a rebranding perspective. Yes, when she comes in, she is – the product is resonating with her. We’re seeing units per transaction up, we’re seeing conversion up, and both of those are key indicators for us of the product resonating. So...

<A – Shelley Broader – Chico’s FAS, Inc.>: And part of the role of the Bold campaign was not only to draw attention to the newness and the brightness and the vibrancy of the brand, but it was also to introduce and reintroduce the brand to new customers. And we’ve certainly seen that that aspect of Bold consideration, people thinking about the Chico’s brand and considering the Chico’s brand, we’re very happy with that.

<Q – Marni Shapiro – The Retail Tracker>: That’s great. I’m just trying to understand, because it seemed that product did look really great and made quite a statement. And could you just touch on, in the product cycle also, you’ve been having an issue with the bottoms with denim. Is it a fit issue? Is it that she’s looking for the dressier items from you? I’m just curious, as you’ve come through talking about this a little bit, what’s going on there really?

<A – Shelley Broader – Chico’s FAS, Inc.>: We had some big product introductions last year, too. If you remember, we really went hard on Girlfriend and then on the Brigitte pant as well, and I think really there’s a newness component to what we need to introduce on the bottoms.

<Q – Marni Shapiro – The Retail Tracker>: So was it less that the bottoms were problematic and more that the flow of product was problematic? Less – not enough newness – not that she didn’t like what was there. She maybe owned it already and there wasn’t something to replace it?

<A – Shelley Broader – Chico’s FAS, Inc.>: Yes.

<A – Todd Vogensen – Chico’s FAS, Inc.>: I think that’s fair. And as we look at generally the rebranding campaign, traffic you mentioned. As you do a rebranding, not surprisingly, it’s not like a light switch, where you have that first marketing campaign go out there and all of a sudden, throngs of people show up at your front door. There is a build that happens over time and we’re in the midst of that. That’s part of what you’re seeing in the traffic numbers and also why we feel like those traffic numbers should improve over time.

<A – Shelley Broader – Chico’s FAS, Inc.>: And we’re also introducing some additional silhouettes. I mean, the ankle pant was so hot last year and now the customer is really looking for additional pant lengths and additional silhouettes. And we’re bringing those in, as well.

<Q – Marni Shapiro – The Retail Tracker>: Fantastic. Best of luck for summer, guys.

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<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Marni.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

Operator: And our next question comes from Edward Yruma of KeyBanc. Please go ahead.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Hey, guys. Thanks for taking the question. Lots of stuff in the quarter, right, ShopRunner, marketing, Amazon, QVC, do you think that something has changed with the way that your customers need to be introduced to the brand, or would like to be introduced? And then, again, as a follow-up, with all of these initiatives underway, do you think it induced any kind of operational missteps that you could point to in the quarter? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll be happy to take that second part first and then go back. I know when you look at the number of initiatives, there’s a lot of new and exciting aspects to what we’re doing, which could seem distracting to the core business. I think one thing that we’ve been very proud of over the last several years, is sort of our ability to think, plan and do. So, many of the things that we’re doing this year, we talked about two years ago. And that we were going to have an alternative strategy focus in my third year here. That that first year was about identifying issues, the second year was about operationalizing those and starting to put those SG&A and cost savings initiatives into place and the third year was about sales.

And so, these relationships with QVC, with Amazon, with ShopRunner and others have been worked on by a core group in our business development group over the last three years and planned very carefully. So, although new and exciting and fraught with all kinds of exciting launches and anticipation, we’ve really built the machine and the strategy to execute these. So, operational learnings? Absolutely. But operational missteps or lack of focus by these initiatives was not a concern for us in Q1 and won’t be moving forward.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: And the first part of the question?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Hi. Could you repeat the first part of the question for me?

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Yeah. Just with all the alternative sales channels and also marketing, do you think something has changed in the way that the customer needs to or would like to be introduced to the brand? Obviously, it seems like it’s a proactive move, but just trying to understand if you think consumer behavior has changed. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thanks, Ed. I think it’s the customer journey work that we have done, which is, as a customer – almost like a customer decision tree. How does a customer get introduced to your brand? I mean, that has changed dramatically over the last five years and I think will continue to change monthly. And I think building that kind of agility is so key. I mean, five years ago, you were on TV with enormous ad campaigns, trying to get brand awareness. You were working incredibly hard on your storefronts to try to get somebody to make a left instead of a right, walking through the mall. All of these things are still important, but there are many customers to be acquired that will not walk by our storefront and haven’t turned on their TV since 2016.

And so, we have got to find unique and alternative ways to bring customers into our brand on that customer journey, wherever she. If she’s on Twitter, if she’s on Instagram, if she’s on ShopRunner, if she has a like brand that she shops that we can affiliate with, if she’s a Prime member. So, absolutely things have changed and what’s changed is the consumer and how they travel along that journey to purchase.

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And just working our same system harder, we know we have to improve consistently and continuously our in-store experience and our Most Amazing Personal Service. We know we’ve got to make our differentiating store experience, a reason for her to get off the couch. But the same is with our own proprietary Chico’s.com, WhiteHouse.com, and Soma.com, also at Chicosofftherack.com. We have to make those seamless, interactive, tied to our stores, and we’re now affiliating with other people where our customer – where they’re journey may never intersect with our brand. A younger ShopRunner customer may never intersect with our brand. A Prime customer, who hasn’t been in our stores in a decade may never intersect with our brand, unless we find new and unique ways to either introduce or reintroduce them to her.

So, I think everything has changed, Ed, and I think that the key to winning is agility, taking some risks, working on your own product first. Even with all of these great channels and innovative ideas, if you don’t have beautiful brand, right product at a compelling value, you can’t convince them to come in. So, we feel very good about our brands today, the sharp edges of our brand, the improvements that we’ve had in our product. And as we said, this is a year about driving them through our boutiques and to our affiliates and to our websites.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Great. Thanks so much, guys.

<A – Shelley Broader – Chico’s FAS, Inc.>: Not that I’m too excited about that issue or anything. I’m like leaning over, Ed, you know halfway through the phone line to you.

<Q – Ed Yruma – KeyBanc Capital Markets, Inc.>: Thanks, guys.

Operator: This concludes the question-and-answer session. I’d like to turn the conference call back over to Julie Lorigan for any closing remarks.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Great. Thank you, Rocco. And now, I’ll turn it back over to Shelley for some closing comments.

Shelley G. Broader, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thanks, Julie. So, in conclusion, while we did have a challenging first quarter, we believe we’re taking the right steps to evolve our brands, so that Chico’s FAS successfully meets the challenges of this new retail environment that we just discussed, and that we’re well-positioned to drive long-term sustainable profitable growth. And we are poised to win and we plan on winning at the intersection of digital and physical. So, thank you very much for joining us and have a great day.

Operator: Thank you, ma’am. This concludes today’s conference. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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